                                            REGISTRATION NO. 333-_______________
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                           -------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                         CENTRA FINANCIAL HOLDINGS, INC.
                                (IN ORGANIZATION)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        West Virginia                       6712                55-0770610
       (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
       OR ORGANIZATION)

   990 ELMER PRINCE DRIVE, P. O. BOX 656, MORGANTOWN, WEST VIRGINIA 26507-0656
                                 (304) 599-8121
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DOUGLAS J. LEECH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CENTRA FINANCIAL HOLDINGS, INC.
                      990 ELMER PRINCE DRIVE, P. O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656
                                 (304) 599-8121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   Copies to:
                           CHARLES D. DUNBAR, ESQUIRE
                         ELIZABETH OSENTON LORD, ESQUIRE
                              JACKSON & KELLY PLLC
                               1600 LAIDLEY TOWER
                               POST OFFICE BOX 553
                         CHARLESTON, WEST VIRGINIA 25322
                                 (304) 340-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.                                      [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
                         CALCULATION OF REGISTRATION FEE

                                             AMOUNT TO            PROPOSED MAXIMUM           PROPOSED
TITLE OF EACH CLASS OF                           BE                OFFERING PRICE        MAXIMUM AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED                  REGISTERED               PER SHARE            OFFERING PRICE          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share
(including associated rights issued under
the Shareholder Protection Rights Plan)       1,200,000                $10.00*               $12,000,000*              $2,400*

* Based upon the book value per share of the common stock of Centra Bank, Inc. as of December 20, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                CENTRA BANK, INC.
                             990 ELMER PRINCE DRIVE
                                  P. O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656
                            TELEPHONE (304) 599-8121


To the Shareholders of Centra Bank, Inc.

         It is my pleasure to invite you to a special meeting of the shareholders of Centra Bank, Inc. We will hold the meeting on ____________, _______, at _____.__m., local time, at _______________, Morgantown, West
Virginia.

         This meeting is very important to you because you will be asked to approve the formation of a holding company for the bank. A bank holding company is a corporation that owns the stock of a bank. The shareholders of the bank will become the shareholders of the bank holding company. It is very important that you attend the meeting. The board of directors of the bank will be available at the meeting to answer any questions you may have.

         If the shareholders approve the holding company:

         o        you will become a shareholder of the holding company;

         o the holding company will become the sole shareholder of the bank; and

         o you will receive one share of holding company stock for each share of your bank stock.

None of this involves the sale of the bank.

         We have formed Centra Financial Holdings, Inc., to serve as the holding company.

         The board of directors believes that a holding company would be good for you and the bank because:

         o The holding company can purchase its own stock from shareholders. Therefore, it can provide a potential market for the stock of the holding company. Banks are severely restricted in their ability to purchase their own stock from shareholders.

         o It will allow us to respond efficiently to changes in the law governing banks and bank-related activities.

         o It will allow us to more easily acquire other banks and operate them as branches of the bank or as separate banks in areas not now served by the bank.

         o It will allow us to compete more effectively with other bank holding companies.

         This letter is followed by a formal notice of the special meeting of shareholders and a proxy statement/prospectus. The proxy statement/prospectus serves two purposes:

         o The bank's proxy statement describes the proposed transaction and asks you to send in your proxy to vote on the holding company. A form of proxy is enclosed separately.

         o A prospectus of the holding company describes the holding company and its stock.

         The board of directors of the bank unanimously recommends that you vote to approve the formation of the holding company. All of the bank's directors intend to vote in favor of Centra Financial Holdings, Inc., as a holding company for Centra Bank, Inc., and they encourage you to join them. Please read the enclosed proxy statement/prospectus carefully before making your decision.

         To approve the holding company, a majority of all of the outstanding bank shares must vote in favor of Centra Financial Holdings, Inc., as a holding company for the bank. YOUR VOTE IS IMPORTANT, regardless of how many shares you own. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy form promptly in the enclosed envelope. If you attend the meeting and prefer to vote in person, you may do so, even if you turn your proxy in at this time.

         Please return the enclosed proxy to ensure that your vote counts. If you have questions about the holding company or the proxy statement/prospectus, please call me at (304) 599-8121.

                                          Very truly yours,



                                          Douglas J. Leech
                                          President and Chief Executive Officer

______________________ ___, ______
Morgantown, West Virginia

                                CENTRA BANK, INC.
                             990 ELMER PRINCE DRIVE
                                  P. O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656
                                 (304) 599-8121

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ___________________, ______

         A special meeting of shareholders of Centra Bank, Inc. ("Centra Bank") will be held on _______________, _____, at _______________, Morgantown, West
Virginia, at _________ __.m., local time, for the following purposes:

         1.       To vote on the following resolution:

                  RESOLVED, that the formation of a bank holding company for Centra Bank, Inc., pursuant to the terms and conditions of an Agreement and Plan of Merger between Centra Bank, Inc., and Centra Financial Holdings, Inc., whereby (a) Centra Bank, Inc., will become a wholly-owned subsidiary of Centra Financial Holdings, Inc., and (b) shareholders of Centra Bank, Inc., will become shareholders of Centra Financial Holdings, Inc., is hereby authorized and approved.

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         At this meeting, holders of record of common stock of Centra Bank at the close of business on ________________, 1999, will be entitled to vote. A majority of the issued and outstanding shares of Centra Bank must vote in favor of the above resolution in order to permit the holding company formation to proceed.

         Shareholders and beneficial shareholders are entitled to assert dissenters' rights under Sections 31-1-122 and 31-1-123 of the West Virginia Code. A copy of those sections is attached to the following proxy statement/prospectus as Appendix II.

         THE BOARD OF DIRECTORS OF CENTRA BANK BELIEVES THAT THE PROPOSED HOLDING COMPANY IS IN THE BEST INTERESTS OF CENTRA BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF CENTRA BANK VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                                          By Order of the Board of Directors,



                                          Douglas J. Leech
                                          President and Chief Executive Officer
________________ __, ______
Morgantown, West Virginia

PROXY STATEMENT/PROSPECTUS
____________________ __, ____

                          ----------------------------

                                CENTRA BANK, INC.
                                 PROXY STATEMENT

                          ----------------------------

                         CENTRA FINANCIAL HOLDINGS, INC.
                                   PROSPECTUS
                        1,200,000 SHARES OF COMMON STOCK

                          ----------------------------

CENTRA BANK, INC.
PROXY STATEMENT

o The board of directors of Centra Bank is furnishing this proxy statement to you because we are soliciting your proxy to vote at a special meeting of shareholders on the formation of a bank holding company for Centra Bank.

o The name of the holding company will be "Centra Financial Holdings, Inc."

o Date, Time and Place of Special Meeting: _________________, _________ __.m., local time Morgantown, West Virginia

CENTRA FINANCIAL HOLDINGS, INC.
PROSPECTUS

o        Centra Financial is furnishing this prospectus to you.

o The prospectus relates to the shares of Centra Financial common stock that you will receive in exchange for Centra Bank common stock on a one-for-one basis if you vote to form a bank holding company.

o Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any representation as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

         THE SHARES OF CENTRA FINANCIAL COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER BANK OBLIGATIONS, AND NEITHER THE FDIC NOR ANY OTHER GOVERNMENTAL AGENCY INSURES THESE SHARES.

SHARES OF CENTRA FINANCIAL INVOLVE RISK. SEE "RISK FACTORS"
                             BEGINNING ON PAGE __.

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS __________________, ____.

                           FORWARD-LOOKING STATEMENTS

         When used in this proxy statement/prospectus, in Centra Bank's or Centra Financial's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," "plans to" or similar expressions are intended to identify "forward-looking statements." These types of statements are subject to risks and uncertainties, including changes in economic conditions in Centra Bank's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in Centra Bank's market area, and competition, that could cause actual results to differ materially from what Centra Bank or Centra Financial have presently anticipated or projected. Centra Bank and Centra Financial wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Centra Bank and Centra Financial wish to advise readers that factors addressed within the proxy statement/prospectus could affect Centra Bank's financial performance and could cause Centra Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The factors we list in the section "Risk Factors" provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

         Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, Centra Bank and Centra Financial caution that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material. We cannot assure you that any statement of expectation or belief in any forward-looking statement will result, or be achieved or accomplished.

                              QUESTIONS AND ANSWERS

Q:       WHY IS CENTRA BANK PROPOSING TO REORGANIZE INTO A HOLDING COMPANY
         STRUCTURE?

         A. We believe that the reorganization will give Centra Bank greater flexibility in the services it provides to its customers and in responding to changing market conditions and the changing needs of the community.

Q.       WHAT DO I NEED TO DO NOW?

         A. Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, the proxies will vote your shares in favor of the formation of a holding company. Not returning your proxy, not voting at the special meeting or abstaining from voting has the effect of voting against the reorganization.

                  If you hold Centra Bank common stock, you can choose to attend the special meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any time up to the time of the vote by following the directions on page__.

Q.       WHAT WILL CENTRA BANK'S STOCKHOLDERS RECEIVE?

         A. Each non-dissenting shareholder will receive one share of common stock of Centra Financial for each share of Centra Bank common stock.

Q.       WHEN DO YOU EXPECT THE REORGANIZATION TO TAKE PLACE?

         A. We are working toward completing the reorganization as quickly as possible. In addition to the approval of Centra Bank stockholders, we must obtain a number of regulatory approvals. We expect the reorganization to take place as soon as practicable after the special meeting and after we receive all regulatory approvals.

Q.       WHAT ARE THE INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

         A. To review the tax consequences to Centra Bank's stockholders, see pages __ to __.

                                TABLE OF CONTENTS

                                                                           PAGE

SUMMARY.....................................................................  1

         The Special Meeting................................................  1
         Who Is Eligible To Vote............................................  1
         Required Vote......................................................  1
         The Merger.........................................................  1
         Recommendation Of Centra Bank's Board of Directors.................  2
         Risk Factors.......................................................  2
         Antitakeover Provisions............................................  2
         Rights Of Dissenting Stockholders..................................  2
         Board Of Directors.................................................  2
         Capitalization Structure After The Merger..........................  3
         Stock Listing......................................................  3

RISK FACTORS................................................................  4

THE SPECIAL MEETING.........................................................  6

         Matters To Be Voted On At The Special Meeting......................  6
         Who Is Eligible To Vote............................................  6
         Quorum; Required Vote..............................................  6
         Revocability Of Proxies............................................  7
         Proxy Solicitation.................................................  7

PROPOSED MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY..............  7

         Description Of Proposed Merger And Reorganization..................  7
         Reasons For Forming The Holding Company............................  8
         Recommendation Of Centra Bank's Board Of Directors.................  9
         Treatment Of Stock Certificates....................................  9
         Conditions That Must Occur Before The Merger Can Occur.............  9
         Federal Tax Consequences Of The Merger And Reorganization
                  Into A Bank Holding Company............................... 10

COMPARISON OF CENTRA BANK AND CENTRA FINANCIAL STOCK........................ 12

         Antitakeover Provisions In Centra Financial's Articles And Bylaws.. 12
         Issuance Of Capital Stock.......................................... 15
         Dividends And Dividend Rights...................................... 16

                                                                            PAGE

         Voting Rights...................................................... 16
         Preemptive Rights.................................................. 17
         Liquidation Rights................................................. 17
         Assessment Of Shares............................................... 17
         Indemnification.................................................... 17
         Shareholder Protection Rights Plan................................. 17
         Regulatory Approvals............................................... 18

RIGHTS OF DISSENTING SHAREHOLDERS........................................... 18

MARKET PRICE OF CENTRA BANK'S CAPITAL STOCK AND DIVIDENDS................... 20

MANAGEMENT.................................................................. 20

         Directors And Executive Officers................................... 21
         Committees Of The Board Of Directors............................... 22
         Ownership Of Securities By Directors And Executive Officers........ 22
         Executive Compensation............................................. 22
         Compensation Of Directors.......................................... 23
         Incentive Stock Option Plan........................................ 23
         Interests Of Management And Other Related Transactions............. 23

ADDITIONAL INFORMATION ABOUT CENTRA BANK.................................... 23

         Status And Operations.............................................. 23
         Banking Services................................................... 24
         Market Area........................................................ 25
         Competition........................................................ 25
         Employees.......................................................... 26
         Property........................................................... 26

SUPERVISION AND REGULATION.................................................. 26

         Introduction....................................................... 26
         Monetary Policy.................................................... 27
         Deposit Insurance.................................................. 27
         Capital Requirements............................................... 27
         Federal Deposit Insurance Corporation Improvement Act Of 1991...... 28
         Gramm-Leach-Bliley Act Of 1999..................................... 29

                                                                            PAGE

ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY............................ 30

OTHER MATTERS............................................................... 30

LEGAL MATTERS............................................................... 30

WHERE YOU CAN FIND MORE INFORMATION......................................... 31

APPENDIX I        -        AGREEMENT AND PLAN OF MERGER

APPENDIX II       -        WEST VIRGINIA CORPORATION ACT,
                                    SECTION 31-1-122 AND SECTION 31-1-123

                                     SUMMARY

         The following is a brief summary of information located elsewhere in this proxy statement/ prospectus. BEFORE YOU VOTE, YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS DOCUMENT.

THE SPECIAL MEETING (PAGE __)

         TIME AND LOCATION OF THE SPECIAL MEETING. We will hold the special meeting of Centra Bank's stockholders at _______________________, Morgantown, West Virginia, on_________, ________, at_____ __.m., local time.

         MATTERS WE WILL ASK YOU TO VOTE ON. We will ask you to vote on a plan of merger where Centra Financial will become the holding company for Centra Bank. Through this merger, each outstanding share of Centra Bank's common stock will be converted into one share of common stock of the holding company.

WHO IS ELIGIBLE TO VOTE (PAGE __)

         If you held Centra Bank common stock at the close of business on _________________, _________, you are entitled to vote at the special meeting. Each share of common stock is entitled to one vote.

REQUIRED VOTE (PAGE __)

         Under our articles of incorporation and bylaws, at least a majority of our outstanding common stock must approve the merger.

THE MERGER (PAGE __)

         PARTIES TO THE MERGER (PAGE __)

           CENTRA BANK. Centra Bank is a newly formed (September 27, 1999) full service commercial bank chartered under the laws of the State of West Virginia. Centra Bank will provide a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 599-8121. Centra Bank will operate under FDIC regulations and regulations of the West Virginia Commissioner of Banking. The bank has applied to the FDIC for deposit insurance. Approval for FDIC insurance was granted, subject to certain conditions by Order of the FDIC dated November 17, 1999.

           CENTRA FINANCIAL. Centra Financial is a West Virginia corporation formed on October 25, 1999. Its principal executive offices are located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 599-8121.

         THE MERGER. After the merger, each shareholder of Centra Bank will become a shareholder of Centra Financial. Centra Bank will end up being a wholly owned subsidiary of Centra Financial.

         CONDITIONS THAT MUST BE SATISFIED BEFORE THE MERGER CAN OCCUR (PAGE __). A number of conditions must occur before we can complete the merger, including stockholder approval, regulatory approvals, and an opinion concerning the merger's tax consequences.

RECOMMENDATION OF CENTRA BANK'S BOARD OF DIRECTORS

         After careful consideration, Centra Bank's board of directors believes that the merger is in the best interests of Centra Bank and its stockholders and has approved the agreement and plan of merger. Centra Bank's board of directors recommends that you vote FOR approval of the agreement and plan of merger.

RISK FACTORS (PAGE __)

         Before completing your proxy card, you should read this entire proxy statement/prospectus, including the "Risk Factors" section.

ANTITAKEOVER PROVISIONS (PAGE __)

         Centra Financial's articles of incorporation and bylaws contain antitakeover provisions that are not contained in Centra Bank's corporate governance documents. Antitakeover provisions are designed to make unsolicited takeover attempts more difficult to accomplish. For more information, please see the section of this proxy statement/prospectus captioned "Differences In Stockholder Rights."

RIGHTS OF DISSENTING STOCKHOLDERS (PAGE  __)

         Sections 122 and 123 of the West Virginia Code govern the rights of dissenting shareholders. If the merger occurs, any Centra Bank stockholder may receive payment of the value of his or her shares from Centra Bank if the stockholder (1) does not vote in favor of the reorganization, (2) records with Centra Bank at the time of the special meeting, or within 10 days after the meeting, the stockholder's opposition to the reorganization, and (3) demands payment for the shares. Once the reorganization takes place, a dissenting stockholder may petition the Circuit Court of Monongalia County, West Virginia, to have the value of the stockholder's shares appraised. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization Into A Bank Holding Company - Rights Of Dissenting Stockholder."

BOARD OF DIRECTORS (PAGE __)

         The following persons, who are presently directors of Centra Bank, make up the holding company's board of directors: Arthur Gabriel, Douglas J. Leech, Parry G. Petroplus, Milan Puskar and Bernard G. Westfall. We will deem approval of the merger by the holders of Centra Bank's common stock to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

CAPITALIZATION STRUCTURE AFTER THE MERGER (PAGE __)

         Immediately after the reorganization takes place (and assuming there are no dissenters), (1) the holding company will have outstanding the same number of shares of common stock that Centra Bank had issued and outstanding immediately prior to the merger, (2) the persons who held the Centra Bank common stock will be the same persons who hold Centra Financial common stock, and (3) the holding company will own all of the shares of Centra Bank.

STOCK LISTING

         Centra Bank's common stock currently is traded in privately negotiated transactions. After the reorganization takes place and upon meeting listing qualifications, we may in the future seek listing for trading on the Nasdaq Stock Market's National Market Tier. We cannot predict when, if ever, we would become eligible for listing.

                                  RISK FACTORS

         Centra Bank stockholders should consider the following factors in voting for the agreement and plan of merger.

BECAUSE OF THE BANK'S START-UP NATURE, THERE MAY NOT BE PROFITS, DIVIDENDS OR APPRECIATION

         The bank may not become profitable, the bank may not ultimately declare any dividends on its shares and the shares may not appreciate in value. The expenses of operating the bank, including salaries, wages and other payments to the bank's management, may exceed its income and thereby reduce the bank's capital and the book value per share of the bank's common stock. Most likely, the bank will not pay dividends during the early years of its operations. For the bank to experience profitability, it must conduct successful lending operations. Repayment of loans that the bank makes will depend on many factors beyond management's control, including the strength of the national economy and the strength of the local economy (including labor relations, tax laws and various other factors).

CENTRA BANK HAS VERY LITTLE OPERATIONAL HISTORY

         The bank is a new corporation, has no operational or financial history and will engage in start-up operations. Because of the start-up nature of the bank's business, the bank will most likely sustain operating losses, at least initially. We cannot assure you that the bank will attain or sustain profitable operations. If the bank sustains losses for a significant period of time, shareholders could lose their entire investment.

CENTRA BANK'S ABILITY TO PAY DIVIDENDS TO CENTRA FINANCIAL, AND CENTRA FINANCIAL'S ABILITY TO PAY DIVIDENDS TO YOU, IS RESTRICTED

         Because the holding company's principal source of income will consist initially of dividends, if any, from Centra Bank, the restrictions on Centra Bank's ability to pay dividends could adversely affect you after the reorganization. Moreover, the holding company will be subject to restrictions generally imposed on West Virginia corporations and may be restricted in its ability to pay dividends by minimum capital requirements that the Board of Governors of the Federal Reserve system imposes. See "Regulatory Matters - Holding Company Regulation." Even if stockholders approve Centra Bank's proposed merger and reorganization into a bank holding company structure, the existing restrictions on Centra Bank's ability to pay dividends will continue in effect.

NO PUBLIC MARKET EXISTS FOR THE SHARES

         You should assume that you will have difficulty liquidating your investment, and that if you desire to do so, the price or terms of any liquidation may be unsatisfactory. We cannot assure you that there will be an active public market for the shares. It is possible that you may not be able to resell your shares, and if you are able to resell them, it is possible that you may not be able to receive the purchase price of $10.00 per share or any higher price.

THE BANKING INDUSTRY IS HIGHLY COMPETITIVE

         Consolidation reduced the number of independent community banks, and remaining institutions like the bank must compete with established banks, thrifts and other financial institutions for deposits and lending opportunities. Many of these institutions have significantly greater financial and marketing resources than the bank, enhancing their competitive strengths.

SHAREHOLDERS MUST RELY ON MANAGEMENT

         The departure of one or more of the bank's officers or other key personnel could adversely affect the bank's operations and financial position. The bank's management will make most decisions that involve the bank's operations. No person should purchase any shares unless he or she is willing to entrust most aspects of the bank's operations to its management.

CHANGES IN INTEREST RATES MAY REDUCE CENTRA BANK'S PROFITABILITY

         If interest rate fluctuations cause Centra Bank's cost of funds to increase faster than the yield of its interest-earning assets, then its net interest income will be reduced. Centra Bank's results of operations depend to a large extent on the level of net interest income, which is the difference between income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Centra Bank is unable to predict future fluctuations in interest rates.

COMMERCIAL, LAND ACQUISITION AND CONSTRUCTION AND CONSUMER LENDING ACTIVITIES INVOLVE GREATER CREDIT RISK THAN RESIDENTIAL REAL ESTATE LENDING

         Commercial business loans may involve greater risks than other types of lending because they are often made based on varying forms of collateral, and repayment of these loans often depends on the success of the commercial venture. In addition to residential real estate loans, Centra Bank originates loans for commercial real estate, commercial business, land acquisition and construction and consumers. Commercial real estate loans may also involve greater risk because repayment depends, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Land acquisition and construction loans may involve greater risks because the borrower may not be able to carry the costs of undeveloped land. Evaluating and monitoring these types of loans is more difficult than with residential real estate loans, which also increases risk. The disbursement of principal based on progress, even though the ultimate completion market value may not be attainable during the construction process, also may increase risks from these loans. Consumer loans may involve greater risk because adverse changes in borrowers' incomes and employment after funding of the loans may impact their abilities to repay the loans.

THE BANK MAY EXPERIENCE DIFFICULTY ATTRACTING DEPOSITS OR MAKING LOANS AT RATES PROFITABLE TO THE BANK

         Profitability will depend, to a large extent, upon the bank's net interest income, which will be the difference between its interest income on interest earning assets, such as loans and investments, and its interest expense on interest bearing liabilities such as deposits. These rates are highly sensitive to many factors that are beyond the bank's control, including general economic conditions and the policies of various governmental and regulatory authorities.

FEDERAL AND STATE LAW LIMIT THE AMOUNT THE BANK CAN LEND

         The size of the loans which the bank can offer to potential customers is less than the size of the loans which many of the bank's larger competitors are able to offer. Although we anticipate that the lending limit will increase proportionately with the bank's growth, management cannot guarantee that this will occur or that the bank will successfully attract or maintain larger volume customers.

A HOLDING COMPANY STRUCTURE ALLOWS THE BANK TO ENGAGE IN MERGER AND ACQUISITION ACTIVITY

         Merger and acquisition activities involve a significant degree of risk. The success of these activities will depend upon our ability to assess whether the benefits (including the profitability or potential profitability of the entity with which the merger occurs or which is being acquired) will prove more beneficial to shareholders than the liabilities (including potential business losses, management inefficiencies, and other negative aspects of the entity to be acquired or with which the bank will merge).


                               THE SPECIAL MEETING

MATTERS TO BE VOTED ON AT THE SPECIAL MEETING

         At the special meeting, you will be asked to vote on an agreement and plan of merger, dated as of October 26, 1999. Centra Financial Holdings, Inc., is the new West Virginia corporation we organized to become the holding company for Centra Bank. If shareholders approve the agreement and plan of merger, each outstanding share of common stock of Centra Bank will be converted into one share of common stock of Centra Financial, and Centra Bank will become a wholly-owned subsidiary of Centra Financial.

WHO IS ELIGIBLE TO VOTE

         If you held Centra Bank common stock at the close of business on October 26, 1999, you may vote at the special meeting. On December __, 1999, there were 1,200,000 shares of Centra Bank common stock outstanding, held by 285 stockholders of record. Each share of common stock is entitled to one vote on each matter properly presented at the special meeting.

QUORUM; REQUIRED VOTE

         The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. Shares that are subject to abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes are included in tabulations for voting for directors. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal other than election of directors has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal other than election of directors. In the event there are not sufficient votes for a quorum, the special meeting may be adjourned or postponed to permit further solicitation of proxies.

REVOCABILITY OF PROXIES

         The proxies we are soliciting under this proxy statement/prospectus, if properly signed and returned to Centra Bank and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED ON THE PROXY CARD WILL BE VOTED FOR THE MERGER. Any stockholder who submits a proxy card has the power to revoke it at any time before it is exercised by (1) filing a written notice of revocation with Mr. Douglas J. Leech, Centra Bank, Inc., 990 Elmer Prince Drive,
P. O. Box 656, Morgantown, West Virginia 26507-0656, (2) submitting a duly executed proxy card bearing a later date, or (3) appearing at the special meeting and giving notice of his or her intention to vote in person.

PROXY SOLICITATION

         In addition to soliciting proxies by mail, Centra Bank's directors, officers and employees may solicit proxies personally or by telephone without receiving additional compensation for these activities. Centra Bank will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.


                       PROPOSED MERGER AND REORGANIZATION
                           INTO A BANK HOLDING COMPANY

         We have attached a copy of the agreement and plan of merger to this proxy statement/prospectus as Appendix I. We urge you to read the entire agreement and plan of merger because it is the document that governs the reorganization of the bank into a one-bank holding company.

DESCRIPTION OF PROPOSED MERGER AND REORGANIZATION

         If Centra Bank's stockholders approve the merger and all of the other conditions in the agreement and plan of merger are satisfied, on the effective date of the merger each share of Centra Bank's common stock that is outstanding immediately prior to the merger (other than dissenting shares) will automatically by operation of law be exchanged for one share of the holding company's common stock.

         After the merger, the former holders of Centra Bank's outstanding common stock who do not exercise dissenters' rights will be the holders of all of the outstanding shares of the holding company's common stock. At that point, the holding company will own all of Centra Bank's outstanding capital stock. Because Centra Financial will hold all of the issued and outstanding capital stock of Centra Bank after the reorganization takes place, Centra Bank will be described as a "wholly owned" subsidiary of the holding company following the merger.

         After this reorganization, Centra Bank will continue its existing business and operations as a wholly owned subsidiary of the holding company. At that time, the consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of Centra Bank immediately prior to when the reorganization takes place. The articles of incorporation and the bylaws of Centra Bank will continue in effect, and the transaction will not affect them in any material way. Centra Bank will continue to use the name "Centra Bank, Inc.," and Centra Bank's corporate existence will continue unimpaired.

         Centra Bank's board of directors and the holding company believe that the merger and reorganization into a holding company structure is in the best interests of Centra Bank's stockholders for the reasons we describe below. The Centra Bank and Centra Financial boards of directors have approved the merger. If Centra Bank's stockholders approve the agreement and plan of merger and the other conditions described below under "Conditions That Must Occur Before The Merger Can Occur" are satisfied, the merger will become effective upon the filing of the plan of merger with the West Virginia Secretary of State.

REASONS FOR FORMING THE HOLDING COMPANY

         The reasons for forming Centra Financial are to permit greater flexibility to Centra Bank in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. Generally, West Virginia banks may not own or operate other banks or engage in any business other than banking, whereas bank holding companies may acquire and operate more than one bank and engage in activities closely related to banking.

         Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located in West Virginia and outside the state as well. While the holding company is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, and while we cannot assure you that we will make any acquisitions, Centra Bank's board of directors believes that the possibility of making acquisitions which would be permissible if the reorganization takes place represents a potentially attractive growth possibility.

         Centra Bank's board of directors is also forming the holding company to be in a position to take advantage of the provisions of the Gramm-Leach-Bliley Act of 1999. This Act was passed by the United States Congress on November 4, 1999, and signed by President Clinton on November 12, 1999. This Act repealed many of the restrictions on the activities conducted by financial institutions. Under the Act, a bank holding company can qualify as a "financial holding company" and engage in business activities which were previously prohibited. The activities permitted to financial holding companies under the Act are slightly broader than those permitted to banks.

         Centra Bank's board of directors also believes that the holding company may provide additional funding sources for Centra Bank, as well as better access to the capital markets. Additionally, Centra Bank's board believes a bank holding company will be in a better position to respond to the competitive environment in which it is operating, characterized in larger part by the activities of bank holding companies in West Virginia as well as nationally. In general, the board of directors of Centra Bank believes that operating as a bank holding company will serve the interests of the banking public and the stockholders of Centra Bank by improving the capability for service in a highly competitive environment.

RECOMMENDATION OF CENTRA BANK'S BOARD OF DIRECTORS

         After careful consideration, Centra Bank's board of directors has determined that the merger and reorganization is advisable and in the best interests of Centra Bank and its stockholders. Accordingly, the board has approved the agreement and plan of merger and the contemplated reorganization. CENTRA BANK'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER AND REORGANIZATION.

TREATMENT OF STOCK CERTIFICATES

         After the merger, Centra Bank's shareholders who do not exercise dissenters' rights will be entitled to exchange their Centra Bank stock certificates or the right to receive certificates for new certificates evidencing the same number of shares of holding company common stock. Until exchanged, Centra Bank stock certificates will, for all purposes, represent the same number of holding company shares as the number of Centra Bank shares previously represented. The holders of Centra Bank certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

         As soon as practicable after the merger takes place, we will send instructions concerning stock certificates to all holders of record as of the effective date of the merger.

CONDITIONS THAT MUST OCCUR BEFORE THE MERGER CAN OCCUR

         The following summarizes some of the conditions that must occur before the merger can take place:

                  o a majority of the issued and outstanding shares of Centra Bank common stock must approve the agreement and plan of merger;

                  o all regulatory approvals (or waiver or exemption from any required regulatory approval) and satisfaction of all other requirements required by law which are necessary to complete the merger, must be obtained, and all statutory waiting periods must expire, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the holding company or Centra Bank;

                  o Centra Bank must receive an opinion letter from Jackson & Kelly PLLC, counsel to Centra Bank, regarding federal income tax consequences of the merger; and

                  o Unless Centra Financial waives this condition, holders of more than 5% of Centra Bank's common stock may not dissent from the merger.

FEDERAL TAX CONSEQUENCES OF THE MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY

         The merger agreement expressly conditions the merger upon Centra Bank receiving an opinion of counsel from Jackson & Kelly PLLC with respect to United States federal income taxation.

         We qualify the following summary of federal income tax consequences in its entirety by referring you to the full text of Jackson & Kelly PLLC's opinion, including that firm's assumptions. We have filed Jackson & Kelly PLLC's opinion as Exhibit 8 to the registration statement of which this proxy statement/prospectus is a part.

         This summary applies only to Centra Bank's shareholders, if any, who hold their common stock as a capital asset. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws. This opinion does not address tax issues relating to insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States. It also does not discuss any state, local or foreign tax considerations. Accordingly, we urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

         We have not requested any ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Jackson & Kelly PLLC's opinion is not binding on the IRS or any court, and neither the IRS nor any court is precluded from taking a different position. The Internal Revenue Code governs some of the federal income tax consequences of the merger as to which there are no final regulations and little or no judicial or administrative guidance. Jackson & Kelly PLLC bases its opinion upon the federal income tax laws in effect on the date of the opinion and as those laws are currently interpreted. Future legislation, regulations, administrative rulings or court decisions could adversely affect the accuracy of the statements.

         We condition the federal income tax consequences below upon, and Jackson & Kelly PLLC bases its opinion upon, the accuracy of assumptions and representations of fact that the parties to the merger agreement provided to Jackson & Kelly PLLC. Jackson & Kelly PLLC has not independently verified these assumptions and representations. These assumptions and representations include, but are not limited to, the following:

                  o that following the merger, Centra Financial will continue the historic business of Centra Bank or use a significant portion of Centra Bank's historic business assets in a business;

                  o that a bona fide corporate business purpose exists for the merger; and

                  o that in the merger shares of stock of Centra Bank representing control of Centra Bank will be exchanged solely for Centra Financial common stock. For this purpose, control means 80% of the total combined voting power of all classes of stock entitled to vote and of at least 80% of the total number of shares of each other class of stock of Centra Bank.

         As of the date of this proxy statement/prospectus, Centra Financial and Centra Bank believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either Centra Financial or Centra Bank learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.

         Subject to the limitations and assumptions described above, we anticipate that Jackson & Kelly PLLC will render an opinion that the merger will have the following federal income tax consequences:

                  o The merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986;

                  o None of the parties to the merger agreement will recognize any gain or loss as a result of the merger;

                  o Shareholders of Centra Bank will not recognize any gain or loss as a result of their exchange of Centra Bank common stock for Centra Financial common stock except to the extent any shareholder receives cash as a dissenting shareholder;

                  o The holding period for Centra Bank shareholders of the Centra Financial common stock they receive in the merger will include the period during which the Centra Bank stock was held, provided this stock was a capital asset in the hands of the holder on the date of exchange;

                  o The federal income tax basis for Centra Bank shareholders of the Centra Financial common stock they receive in the merger will be the same as the basis of the Centra Bank common stock shareholders exchange therefor; and

                  o Centra Financial's payment of cash to Centra Bank shareholders in exchange for Centra Bank common stock relating to the exercise of dissenter's rights will be treated as having been received as a distribution in redemption of a dissenting stockholder's Centra Bank common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Where as a result of such distribution a stockholder owns no Centra Bank common stock either directly or through the application of Section 318(a) of the code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the cash will be treated as a distribution in full payment in exchange for his or her Centra Bank common stock, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such stockholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Centra Bank common stock surrendered, as determined under Section 1011 of the Code. If the Centra Bank stockholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the shares were held as a capital asset on the date of the exchange.

                  o Provided that, at the time of the merger, the share purchase rights remain contingent, non-exercisable, and subject to redemption if issued, the receipt of these rights by Centra Bank stockholders will not be a distribution or receipt of property, an exchange of stock or property (either taxable or nontaxable), or any other event giving rise to the realization of gross income by Centra Bank, Centra Financial, of Centra Bank stockholders.

         The tax consequences of the merger may vary depending upon your particular circumstances. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you, including the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.


              COMPARISON OF CENTRA BANK AND CENTRA FINANCIAL STOCK

ANTITAKEOVER PROVISIONS IN CENTRA FINANCIAL'S ARTICLES AND BYLAWS

         CLASSIFICATION OF THE BOARD OF DIRECTORS. Article XI.1.A. of the articles permits the board to fix the number of directors from time to time under the bylaws. This article also provides that the board will be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. This provision has the effect of making it more difficult and time-consuming for a shareholder who has acquired or controls a majority of Centra Financial's outstanding common stock to gain immediate control of the board of directors or otherwise disrupt Centra Financial's management. Unless that shareholder can give the 80% vote required to amend the provisions regarding classifications or numbers of directors or to remove directors, it would not be possible for that shareholder to elect a majority of the directors at a single shareholders' meeting. Accordingly, it takes at least two annual meetings to change the composition of a majority of the board of directors.

         This provision has the effect of making it more difficult for a shareholder to elect a director upon exercising cumulative voting rights. However, the board believes that the benefits to Centra Financial and its shareholders of encouraging prior consultation and negotiation outweigh the disadvantages of discouraging proposals.

         NOMINATIONS OF DIRECTORS. Article XI.1.B. of the articles provides that a shareholder must make nominations for electing directors as provided in the bylaws. Article III, Section II of the bylaws provides the manner in which a shareholder may make nominations. Article XI.2 requires the affirmative vote of over 80% of the voting power of Centra Financial to repeal or amend this provision regarding shareholder nominations.

         By regulating shareholder nominations of directors, the advance notice requirement affords the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform shareholders about these qualifications. Although this provision does not give the board of directors any power to approve or disapprove shareholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if a shareholder does not follow the established procedures. It may also discourage a third party from conducting a solicitation of proxies to elect its own slate of directors.

         NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Article XI.1.C. of the articles and Section 9, Article III, of the bylaws provide that the remaining directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors. The bylaws also provide that any new director elected to fill a vacancy on the board resulting from death, resignation, disqualification, removal or other cause will serve for the remainder of the full term of the class (each class having staggered three-year terms) in which the vacancy occurred other than until the next annual meeting of shareholders. However, in accordance with West Virginia law, the bylaws provide that those directors elected to fill a vacancy resulting from an increase in the number of directors will hold office only until the next election of directors. It also provides that no decrease in the number of directors will shorten the term of any incumbent.

         The provision that the board will fill newly-created directorships could prevent a third party seeking majority representation on the board of directors from obtaining representation simply by enlarging the board and immediately filling the new directorships created with its own nominees. However, these new directors elected by the board would only serve until the next meeting of shareholders under West Virginia law.

         REMOVAL OF DIRECTORS. Article XI.1.D. and Section 13, Article III, of the bylaws provide that holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors may remove a director, with or without cause. These provisions preclude a third party from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by removal with its own nominees unless the third party controls 80% of the voting power of the voting stock and can amend provisions of the bylaws and the articles.

         INCREASED SHAREHOLDER AND DIRECTOR VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF PROPOSED AMENDMENTS. The articles require the concurrence of the holders of at least 80% of the voting power of Centra Financial entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, all of the foregoing provisions to the articles and bylaws.

         Under West Virginia corporation law, amendments to Centra Financial's articles require the approval of the holders of more than one-half of the outstanding stock entitled to vote thereon and of more than one-half of the outstanding stock of each class entitled to vote thereon voting as a class. However, West Virginia corporation law also permits provisions in the articles which require a greater vote than the minimum vote the law otherwise requires for any corporate action. In addition, under Article XI.2. of the articles, none of the bylaw provisions discussed above relating to the articles may be altered, amended or repealed, nor may any provision inconsistent with those provisions be adopted, without the concurrence of the holders of at least 80% of the voting power of Central Financial.

         The purpose of the requirement of an increased shareholder vote is to prevent a shareholder with a majority of Centra Financial's voting power from avoiding the requirements of the foregoing provisions by simply repealing them.

         NOTIFICATION OF SHAREHOLDER BUSINESS AND NOTICE OF PURPOSE OF ANNUAL MEETING. Article II, Section 1 of Centra Financial's bylaws provides that a shareholder who wishes to bring business before an annual meeting of shareholders must give advance notification in a manner similar to that required for shareholder nominations for election of directors. Shareholders intending to bring business before an annual meeting are required to deliver or mail notice not less than 40 days prior to the meeting, unless less than 50 days' notice of prior disclosure of the date of the meeting is made, in which case the notice must be received not later than the close of business on the eighth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. A shareholder must send the notice to the secretary and must set forth a brief description of the business he or she intends to bring before the annual meeting, the reasons for conducting the business at the annual meeting, the name, address, number and class of shares held by the shareholder, and any material interest of the shareholder in the proposal.

         The advance notice requirement affords the board of directors the opportunity to consider the shareholder's proposal and, to the extent it deems necessary or desirable, inform other shareholders about the proposal and the board's position regarding the proposal. Although the bylaw provision does not give the board the power to approve or disapprove the consideration of a matter which a shareholder wishes to bring before the annual meeting, the bylaw provision may discourage a shareholder from bringing a matter before an annual meeting.

         Additionally, Section 4, Article II of the bylaws requires that a written notice of all meetings and the purpose or purposes for which a meeting is to be called must be delivered not less than 10 nor more than 50 days before the date of the meeting by those persons calling the meeting to each shareholder of record entitled to vote the meeting.

         LIMITATIONS ON AMENDMENTS TO ARTICLES AND BYLAWS. Generally, a majority vote of the shareholders is sufficient to amend the articles. However, the following articles all require the affirmative vote of the shareholders of 80% or more of the shares entitled to vote on these matters: (1) Article XI.1. (board of directors); (2) Article XI.2. (certain bylaw amendments, including
Article II, Sections 1 (annual meetings), 4 (notice of meetings), and 13 (board of director nominations); Article III, Sections 2 (number, election and terms of directors; nominations), 9 (newly created directorships), and 13 (removal); and
Article XIII (amendments), and (3) Article XI (certain business combinations).

Article XI of the bylaws provides that subject to the laws of the State of West Virginia, the articles and other provisions of the bylaws may be altered, amended or repealed at (1) any regular or special meeting for the shareholders by a majority vote of the shares represented and entitled to vote at the meeting provided notice of the proposed amendment is given, or by (2) a majority of the board at any meeting at which a quorum of the directors is present except that a two-thirds affirmative vote of all members of the board is required to amend the bylaws to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the Chairman of the Board and the President.

         The purpose of Article XI of the bylaws is to prohibit directors who only control a simple majority of the board from amending or repealing those bylaws which could have significant effects on the operation of Centra Financial.

         FAIR PRICE PROVISION. The Fair Price Provision requires the approval of the holders of 80% of Centra Financial's shares entitled to vote ("voting stock") as a condition to specified transactions with an interested shareholder, except in cases in which either (1) price criteria and procedural requirements are satisfied, or (2) the transaction is recommended to the shareholders by a majority of the disinterested directors. If the minimum price criteria and procedural requirements are met or the requisite approval of the board of directors of Centra Financial are given, the normal requirements of West Virginia law would apply.

         The Fair Price Amendment defines "interested shareholder" as any person, other than Centra Financial or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of the proposed business combination, the beneficial owner of more than 10% of the voting power of Centra Financial's voting stock. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. The term "beneficial owner" includes persons directly or indirectly owing or having the right to acquire or vote the stock.

         A "disinterested director" is any member of the board of directors of Centra Financial who is not affiliated with an interested shareholder and who was a director of Centra Financial prior to the time the interested shareholder became an interested shareholder, and any successor to a disinterested director who is not affiliated with an interested shareholder who was recommended by a majority of the disinterested directors then on the board.

ISSUANCE OF CAPITAL STOCK

         Under Centra Bank's articles of incorporation, Centra Bank's authorized capital stock is 1,900,000 shares of common stock, par value $1.00 per share, of which 1,200,000 shares are issued and outstanding. Under the holding company's articles of incorporation, the authorized capital stock of the holding company is 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

         Under the agreement and plan of merger, Centra Financial will issue approximately 1,200,000 shares of its common stock in exchange for all of the outstanding shares of Centra Bank's common stock. The balance of Centra Financial's authorized capital stock will be available for issuance when and as the board of directors of Centra Financial determines. While there are no present plans, understandings, arrangements or agreements to issue any additional shares of Centra Financial's common stock, Centra Financial could issue that common stock to raise additional capital in connection with the acquisition of other businesses or for other appropriate purposes. The board of directors of Centra Financial will have the authority to issue common stock to the extent of the present number of authorized and unissued shares, without obtaining shareholder approval. If additional holding company common stock is issued, the existing holders of the holding company's common stock would own a proportionately smaller portion of the total number of issued and outstanding common stock, unless they acquire a pro-rata portion of the new issue.

DIVIDENDS AND DIVIDEND RIGHTS

         Centra Bank's and Centra Financial's stockholders are entitled to receive dividends when and as declared by their respective boards of directors, subject to various regulatory restrictions. Dividends of the bank are subject to the restrictions contained in W. Va. Code ss. 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank's surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The statute defines "net profits" as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

         Centra Financial's future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy. Following the merger's completion, funds for the payment of cash dividends and expenses of Centra Financial will come from cash dividends from Centra Bank.

VOTING RIGHTS

         All voting rights with respect to Centra Bank are vested in the holders of the bank's common stock. All voting rights with respect to Centra Financial will be vested in the holders of Centra Financial's common stock.

         In the election of directors, the shareholders of Centra Financial and Centra Bank have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

PREEMPTIVE RIGHTS

         Holders of Centra Bank's common stock do not have preemptive rights to subscribe to a pro-rata share of any future offers of shares by the bank. The holders of common stock of Centra Financial will have no preemptive rights to subscribe to any additional securities which Centra Financial may issue. If Centra Financial should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro-rata portion of the shares issued.

LIQUIDATION RIGHTS

         The holders of Centra Bank common stock are entitled to share equally in the net assets of the bank in the event of liquidation or dissolution. After the merger's completion, holders of Centra Bank's common stock converted to Centra Financial's common stock will be entitled to share equally in the net assets of the holding company in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of any outstanding senior securities. At this time, there are no senior securities of the holding company issued or outstanding, and the holding company currently has no plan to issue senior securities.

ASSESSMENT OF SHARES

         The shares of Centra Financial's common stock are fully paid and non-assessable. West Virginia Code section 31A-4-12 provides that the outstanding shares of Centra Bank held by the officers and directors of the bank may be assessed if its common stock becomes impaired by losses or otherwise.

INDEMNIFICATION

         Directors and officers of Centra Financial or persons serving at the request of Centra Financial as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

         In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct, or criminal acts.

         The bank's articles of incorporation contains similar provisions.

SHAREHOLDER PROTECTION RIGHTS PLAN

         The board of directors of Centra Financial has approved a Shareholder Protection Rights Plan which provides that each share of Centra Financial common stock, including shares Centra Financial will issue in the merger, carries with it one right, to acquire shares of Centra Financial common stock ("right"). The rights are not currently exercisable or transferable, and no separate certificates evidencing these rights have been or will be distributed, unless particular certain events occur.

         The rights currently attached to the shares of Centra Financial common stock will expire on _____, 2010. The rights are generally exercisable if a person or group, as defined, acquired 10% or more of the outstanding shares of Centra Financial common stock, or after a person commences a tender offer for the stock. If a person or group acquires 10% or more of the outstanding shares of Centra Financial common stock, holders of the rights, other than the 10% holder, could acquire shares of Centra Financial's common stock at a substantially reduced price or the board of directors could exchange each right for one share of Centra Financial common stock. In addition, under particular circumstances, holders of rights could acquire shares of the 10% holder at a substantially reduced price.

REGULATORY APPROVALS

         For the merger to occur, the holding company and Centra Bank must have received approvals from the West Virginia Board of Banking and Financial Institutions and the Board of Governors of the Federal Reserve.

         The West Virginia Board of Banking approved the formation of Centra Financial as a bank holding company, the formation of the interim bank and the merger of the interim bank into Centra Bank by Order dated December 13, 1999. The Federal Reserve approved the formation of Centra Financial as a bank holding company on December __, 1999. The FDIC also approved the merger as part of the application of Centra Bank for FDIC insurance in its Order dated November 17, 1999.


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Centra Bank's shareholders will be voting on the agreement and plan of merger. If you object to the reorganization and comply with Section 31-1-123 of the West Virginia Corporation Act, you are entitled to payment of the fair value of your shares. The fair value of the shares will be determined as of the day prior to the date of the special meeting without regard to any appreciation or depreciation in anticipation of the merger.

         The following is a brief summary of the steps you must take to perfect your dissenters' rights under West Virginia law. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of Section 31-1-123 of the West Virginia Corporation Act, which we reproduced for you in full as Appendix II to this proxy statement/prospectus.

         YOU MUST OBJECT TO THE MERGER IN WRITING. You must file written objection to the proposed merger with the Secretary of Centra Bank prior to or at the special meeting.

         YOU MUST NOT VOTE IN FAVOR OF THE MERGER. You must not vote your shares in favor of the merger. You are not required to vote against the merger, but if you vote for the merger you will lose your right to exercise dissenters' rights.

         YOU MUST MAKE WRITTEN DEMAND FOR FAIR VALUE. You must make written demand on Centra Bank for payment of the fair value of your shares within 10 days after the vote is taken at the special meeting. VOTING AGAINST THE REORGANIZATION DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY LAW. If you fail to make written demand within the 10-day period, you will be bound by the terms of the agreement and plan of merger. You may address the written demand to Douglas J. Leech, President, Chief Executive Officer and Chairman of the Board, Centra Bank, Inc., 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656. Once you demand to be paid the fair value of your shares, you cannot withdraw your demand without the permission of Centra Bank.

         YOUR RIGHTS AS A DISSENTING SHAREHOLDER. If you make a demand, you will be entitled only to payment as a dissenting shareholder as the law provides, and you will not be entitled to vote or to exercise any other rights of a Centra Bank shareholder. Your right to be paid the fair value of your shares will cease, and your status as a shareholder of Centra Bank will be restored, without prejudice to any corporate proceedings which may have been taken during the interim, if any of the following events occur:

                  o        you withdraw your demand with the consent of Centra
                           Bank;

                  o        we abandon or rescind the reorganization;

                  o the Centra Bank shareholders revoke the authority to effect the reorganization;

                  o no demand or petition for the determination of fair value by a court of general civil jurisdiction has been made or filed within the time provided by statute; or

                  o a court of general civil jurisdiction determines that you are not entitled to relief as a dissenting shareholder.

         YOU MUST SURRENDER YOUR CERTIFICATE(S). You must surrender your stock certificates to Centra Bank within 20 days after demanding payment for your shares so that a notation that you have made demand may be placed on your stock certificate(s). Your failure to surrender your certificate(s) shall, at Centra Bank's option, terminate your dissenters' rights unless a court, for good cause shown, directs otherwise.

         CENTRA BANK MUST MAKE OFFER. If you have demanded to be paid the fair value of your shares, within 10 days after the merger becomes effective, Centra Bank must give you written notice of the merger and offer, in writing, to purchase your shares at a price the bank deems the fair value of your shares. A balance sheet of Centra Bank must accompany the offer. The balance sheet shall not be dated more than 12 months prior to the offer. Additionally, the bank must deliver a profit and loss statement for the 12-month period ended on the date of that balance sheet. If within 30 days after the merger becomes effective, you and Centra Bank agree upon the fair value, you will be entitled to receive the agreed payment for your shares within 90 days after the merger becomes effective upon surrender of your shares. Upon payment of the agreed value, you shall not have any interest in your shares of Centra Bank common stock.

         FILING SUIT. If you and Centra Bank fail to agree upon the fair value within 30 days after the reorganization becomes effective then, within 30 days after Centra Bank receives written demand from any dissenting shareholder, Centra Bank will file a complaint in the Circuit Court of Monongalia County, West Virginia, requesting that the court determine the fair value of the shares. You must give this written demand within 60 days after the effective date of the merger/reorganization. If Centra Bank fails to institute this proceeding, you or any other dissenting shareholder may do so in the name of Centra Bank.

         To exercise your dissenters' rights you must strictly adhere to the provisions of West Virginia law. If you think you may exercise your dissenters' rights, you should carefully review the statutory provisions attached to this proxy statement/prospectus as Appendix II. As in all legal matters, you should seek an attorney's guidance.

         If you receive cash for the fair value of your shares of Centra Bank common stock, that cash will be subject to federal income taxes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986. If you are contemplating the possible exercise of dissenters' rights, we urge you to consult a tax advisor as to the federal (and any applicable state and local) income tax consequences.


            MARKET PRICE OF CENTRA BANK'S CAPITAL STOCK AND DIVIDENDS

         Centra Bank was recently formed. Therefore, its common stock is not actively traded.

         Centra Financial does not intend to declare and pay any cash dividend until it achieves profitability. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that we cannot presently determine. After the reorganization takes place, we anticipate that the holding company will obtain the funds needed for payment of its dividends and expenses from Centra Bank, chiefly in the form of dividends.

                                   MANAGEMENT

         After the merger takes place, the initial directors of the holding company will be those listed below. We will deem approval of the agreement and plan of merger by Centra Bank's shareholders to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

DIRECTORS AND EXECUTIVE OFFICERS


                                                              CLASS              PRINCIPAL OCCUPATION
NAME                           AGE          POSITION          EXPIRES              (PAST FIVE YEARS)
Douglas J. Leech                45     Director,               2003       President, Southeast Region of
                                       President and CEO                  Huntington National Bank (1998 to
                                                                          1999); President and Chief Executive
                                                                          Officer, Huntington National Bank
                                                                          (1997-1998); President and Chief
                                                                          Operating Officer, Huntington National
                                                                          Bank (1996-1997); President,
                                                                          North Central West Virginia
                                                                          Huntington National Bank (1995-1996);
                                                                          Executive Vice President and Chief
                                                                          Operating Officer, One Valley Bank
                                                                          of Morgantown, Inc. (1990-1995)

Kevin D. Lemley                 45     Vice President,                    Senior Vice President, Huntington
                                       CFO, and                           National Bank West Virginia
                                       Treasurer                          (Commercial Portfolio Manager/
                                                                          Manager of Statewide Commercial
                                                                          Lending) (1997 to 1999); Huntington
                                                                          National Bank West Virginia, Chief
                                                                          Financial Officer (1987-1997)

Timothy P. Saab                 42     Vice President                     Vice President and Group Executive,
                                       and Secretary                      Private Financial Group, Huntington
                                                                          National Bank (1996 to 1999); Senior
                                                                          Vice President, Huntington National
                                                                          Bank, West Virginia (1993-1996);
                                                                          Corporate Secretary, Huntington
                                                                          Bancshares West Virginia (1989-1996);
                                                                          Corporate Secretary, Huntington
                                                                          National Bank, West Virginia (1994-1997)

Arthur Gabriel                  62     Director                2002       Secretary/Treasurer, Gabriel Brothers,
                                                                          Inc. (Retail Sales)

Parry G. Petroplus              48     Director                2001       President, Petroplus & Associates
                                                                          (Real Estate)

Milan Puskar                    65     Director                2002       Chairman, President and Chief
                                                                          Executive Officer, Mylan
                                                                          Pharmaceuticals, Inc.

Bernard G. Westfall             58     Director                2001       President and Chief Executive Officer,
                                                                          West Virginia United Health Systems

COMMITTEES OF THE BOARD OF DIRECTORS

         The bank board has a standing audit committee, investment committee and loan committee. The audit committee will review the bank's administrative, operating and internal accounting controls to determine whether they comply with prescribed policies, procedures and regulations. The audit committee will also review examination reports of state and federal regulators and recommend the hiring of the external auditors. The audit committee consists of the following individuals: Robert E. Lynch, Jr., William Maloney and Rita D. Tanner.

         The loan committee will evaluate and approve or disapprove loans in excess of the lending authority designated for management. Initially, Dr. Paul
F. Malone, Parry G. Petroplus, Thomas P. Rogers, Paul T. Swanson and Bernard G. Westfall will serve as members of the loan committee. The investment committee will monitor the bank's investments and supervise the investments made by the bank. Initially, Arthur Gabriel, William Maloney and Mark R. Nesselroad will serve on the investment committee.

OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the number of shares of Centra Financial's common stock that directors and executive officers will own if shareholders approve the merger. No other person, at the time of the merger, will own five percent or more of the holding company's common stock.

                                          AMOUNT OF
                                          BENEFICIAL                 PERCENT OF
NAME                                      OWNERSHIP                  OWNERSHIP

Douglas J. Leech                            50,000                      4.17
Kevin D. Lemley                             20,000                      1.67
Timothy P. Saab                              5,000                      0.42
Arthur Gabriel                              40,000                      3.33
Parry G. Petroplus                          10,000                      0.83
Milan Puskar                                50,000                      4.17
Bernard G. Westfall                         20,000                      1.67

All directors and executive
officers as a group (7 Persons)            195,000                     16.26

EXECUTIVE COMPENSATION

         Douglas J. Leech will serve as chairman, president and chief executive officer of the holding company, and as chairman, president and chief executive officer of Centra Bank. The board of directors anticipates negotiating a three-to-five year contract with Mr. Leech. The terms of any such contracts are currently unknown, but management expects them to be similar to employment agreements of the type entered into by other bank executives in West Virginia.

         The holding company has not made any compensation payments to its executive officers. However, since July 1, 1999, the executives as a group have received $129,000 through November 30, 1999, as compensation from Centra Bank.

COMPENSATION OF DIRECTORS

         Directors are not currently compensated for regular or special board meetings attended, but the bank and the holding company intend to compensate directors in the future.

INCENTIVE STOCK OPTION PLAN

         Centra Financial is in the process of establishing an incentive stock option plan. No options have been granted and the plan is subject to regulatory review. The effect of granting options could have a dilutive effect which could be material.

INTERESTS OF MANAGEMENT AND OTHER RELATED TRANSACTIONS

         Bank directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the premises that the bank will occupy. In our opinion, the lease is on terms and conditions which are at least as favorable to the bank as would be offered by a non-affiliated third party. We base this opinion on two independent appraisals which the bank obtained.

         The bank expects to have banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties.

         The bank is subject to a limit on the aggregate amount it can lend to its directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available under certain circumstances to banks with less than $100,000,000 in deposits, twice that amount). Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of that loan application.

                    ADDITIONAL INFORMATION ABOUT CENTRA BANK

STATUS AND OPERATIONS

         The bank is a West Virginia state-chartered bank which is not a member of the Federal Reserve System. The organizers incorporated the bank on September 27, 1999. The bank has applied to the Federal Deposit Insurance Corporation for federal deposit insurance, and this application was approved, subject to certain conditions, on November 17, 1999. Management anticipates that the bank will open for business in the first quarter of 2000. The bank will engage in general banking business with, at least initially, the primary market area being Monongalia County, West Virginia. The main office will be located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656.

BANKING SERVICES

         The bank anticipates providing customers, businesses, and local governments with a broad range of loan products, including personal lines of credit, commercial, agricultural, real estate, and installment loans and deposit products, including checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. The bank currently plans to provide trust services.

         The FDIC will insure all deposit accounts up to the maximum allowed by law (generally $100,000 per depositor, subject to aggregation rules). The bank will solicit these accounts from individuals, businesses, associations, organizations and governmental authorities.

         The bank also plans to offer commercial and personal loans. Commercial loans will include both secured and unsecured loans for working capital (including inventory and receivables) and purchase of equipment and machinery. Consumer loans will include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The bank will also originate mortgage loans and commercial and residential construction loans.

         The principal economic risk associated with each of the categories of anticipated loans is the creditworthiness of the bank's prospective borrowers. With any loan category, the level of risk increases or decreases depending on economic conditions prevailing from time to time. The unsecured loans in all categories have a higher risk than secured loans.

         The bank will make a substantial portion of its loans to working individuals, small businesses and professional persons. These types of loans should provide opportunities to establish long-term relationships but may also be credits that are less able to withstand unforeseen economic, competitive and financial conditions than borrowers of a more substantial size. The risk associated with real estate loans and installment loans to individuals varies based on employment levels, fluctuations in value of residential real estate and other conditions that affect the ability of customers to repay indebtedness. The risk associated with commercial loans varies based upon the strength and activity of the local economies of the bank's proposed market areas. The risk associated with real estate construction loans varies based upon supply and demand for the type of real estate under construction. Further, real estate construction loans are subject to special risks due to conditions beyond a borrower's control, including cost overruns, adverse weather, labor strikes, unavailability of materials and inability to obtain governmental approvals.

         The bank's loan underwriting criteria are being developed and will be formulated in its written credit policy. The credit policy is a comprehensive lending policy which includes underwriting standards for all categories of loans the bank intends to offer. The bank's lending policy includes provisions which will promote a diversified loan portfolio to reduce the bank's vulnerability to risks associated with any specific category of loans.

         The bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general the bank will be subject to a loan-to-one borrower limit of an amount equal to (1) 15% of the bank's unimpaired capital and surplus in the case of loans which are not fully secured by readily marketable collateral, or (2) 25% of the unimpaired capital and surplus if the excess over 15% is fully secured by readily marketable collateral. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all lending needs of loan customers requiring aggregate extensions of credit above these limits. Additionally, the bank may voluntarily choose to impose a policy limit on loans to a single borrower that is less than the legal limit.

         The bank may not make any extensions of credit to any director, executive officer, or principal shareholder of the bank, or to any related interest of such person, unless the board of directors approves the extension of credit, and the bank makes the loan on terms not more favorable to such person than would be available to a person not affiliated with the bank.

MARKET AREA

         The bank's primary market area is Monongalia County, West Virginia, covering an area of approximately 361 square miles. Morgantown is the County Seat and the largest town in Monongalia County. According to the 1990 Census, Morgantown had a population of 25,879, and Monongalia County had a population of 75,509. In the 1990's, Morgantown has been the fastest growing city in West Virginia.

         Morgantown is the home of West Virginia University, the state's largest university, with an enrollment of approximately 22,000 students. West Virginia University is the largest employer in Monongalia County, with over 5,200 employees, and WVU Hospitals is the second largest employer, with approximately 2,400 employees.

         The bank's first location at 990 Elmer Prince Drive is less than one mile from WVU Hospitals, the West Virginia University Stadium and several student housing facilities.

         Total employment in Monongalia County as of 1998 was 36,780 with an unemployment rate of 3.5%, per capita income of $23,099 and mean household income of $54,833.

COMPETITION

         The banking business is a highly competitive business. As of June 30, 1998, the date of the most recent figures available from the FDIC, there were seven banks and one thrift in the bank's proposed market area. Total deposits of those commercial banks as of June 30, 1999, with 24 banking offices, were in excess of $813,820,000. The thrift had one office with approximately $19,607,000 in deposits. With one exception, Citizens Bank of Morgantown, Inc., the bank will represent Monongalia County's only locally owned bank as the other existing commercial banks have their parent-company headquarters in Wheeling, West Virginia (WesBanco), Charleston, West Virginia (One Valley), and Columbus, Ohio (Huntington National Bank).

         For most of the services which the bank will perform, there is also competition from financial institutions other than commercial banks. There are various issuers of commercial paper and money market funds that actively compete for funds and for various types of loans. In addition, some traditional banking services or competing services are offered by insurance companies, investment counseling firms and other business firms and individuals. Many of the bank's competitors have significantly greater financial and marketing resources than the bank will have.

         The existence of larger financial institutions in Monongalia County, West Virginia, some of which are owned by larger regional or national companies, influence the competition in the bank's market area. The principal competitive factors in the markets for deposits and loans are interest rates, either paid on deposits or charged on loans. West Virginia law allows state-wide branch banking which provides increased opportunities for the bank, but it also will increase the potential competition for the bank in its service area. Out-of-state banks may form de novo banks or may acquire existing branches of West Virginia banks on a reciprocal basis.

EMPLOYEES

         The bank will initially have approximately 18 full-time employees.

PROPERTY

         The bank leases its headquarters at the site of a former bank in Morgantown, West Virginia. The site consists of approximately 6,500 square feet for the first floor and 2,700 square feet for the second floor. The bank anticipates entering into two leases. The bank expects the lease for the first floor to be for 20 years with four renewable terms at five years each. The cost of the property is expected to be $16.50 per square foot. The second lease will be for 2,700 square feet of the second floor at a rental of $15.50 per square foot. The term of this lease will be year-to-year.

                           SUPERVISION AND REGULATION

INTRODUCTION

         Centra Financial will be subject to supervision, regulation and examination by the Federal Reserve and the West Virginia Division of Banking. Centra Bank and virtually all aspects of its operations are subject to supervision, regulation and examination by the West Virginia Division of Banking and the FDIC. A summary of some of the major regulatory issues follows. The summary is not exhaustive, and we refer you to applicable statutes and regulations for more detailed information regarding supervision and regulation of entities such as the bank. Statutes, regulations and regulatory policies of the federal and West Virginia governments and their agencies are subject to change and it is impossible to predict the effects that any changes may have upon Centra Bank and its operations.

MONETARY POLICY

         The fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve Board, affect Centra Financial and Centra Bank. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve Board uses its powers to establish reserve requirements of insured depository institutions, to set the discount rate on its extensions of credit to insured depository institutions and to conduct open market operations in United States government securities so as to influence the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on bank earnings. Policies which are directed toward affecting the supply of money and credit and reducing or increasing interest rates may have an adverse effect on bank earnings. Future policies of the Federal Reserve Board and other authorities and changes in state and federal laws and regulations cannot be predicted, nor can their effect on future earnings be predicted.

DEPOSIT INSURANCE

         Centra Bank will be subject to FDIC deposit insurance assessments. The FDIC places each insured bank in one of nine risk categories based on its level of capital (See "Capital Requirements") and other relevant information (such as supervisory evaluations). Assessment rates for deposit insurance premiums are subject to revision and depend on the assessment category into which the insured institution is placed.

         Centra Bank does not know what its assessment will be. It is possible that insurance assessments will be increased at some future date, and it is also possible that there may be a special additional assessment. A large special assessment could have an adverse impact on the bank's results of operations.

CAPITAL REQUIREMENTS

         The Federal Reserve Board and FDIC have issued risk-based capital guidelines for banking organizations, such as Centra Financial and Centra Bank. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk.

         Generally, under the applicable guidelines, the financial institution's capital stock is divided into two tiers. "Tier 1," or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts or consolidated subsidiaries, less goodwill and, with few exceptions, all other intangible assets. "Tier 2," or supplementary capital, includes, among other items, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital.

         Financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

         Banks are subject to "leverage ratio" guidelines involving a numerator defined as Tier 1 capital and a denominator defined as adjusted total assets (as defined by regulation). The bank regulatory agencies have established a 3% minimum Tier 1 leverage ratio applicable only to banks meeting certain specified criteria, including excellent assets quality, high liquidity, low interest rate exposure and the highest regulatory rating. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         It is anticipated that Centra Financial and Centra Bank will meet or exceed all required capital ratios. Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the FDIC, as well as to the measures described under "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions. (See "Supervision and Regulation-Federal Deposit Insurance Corporation Improvement Act of 1991".)

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

         Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         Regulations define the relevant capital measures for the five categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized." If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a Tier 1 leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized." Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         "Undercapitalized" institutions are subject to growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and a cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized" make any payment of principal or interest on their subordinate debt. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

         Under FDICIA, a depository institution that is not "well capitalized" is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. For the purposes of the brokered deposit rules, a bank is defined to be "well capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, a ratio of total capital to risk-adjusted assets of at least 10% and a Tier 1 leverage ratio of at least 5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency.

         FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly-traded shares and such other standards as the agency deems appropriate.

         FDICIA also contains a variety of other provisions that may affect the operations of the bank, including new reporting requirements, revised regulatory standards for real estate lending "truth in savings" provisions and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

GRAMM-LEACH-BLILEY ACT OF 1999

         On November 4, 1999, Congress adopted the Gramm-Leach-Bliley Act of 1999. This Act, also known as the Financial Modernization Law, repealed a number of federal limitations on the powers of banks and bank holding companies originally adopted in the 1930's. Under the Act, banks, insurance companies, securities firms and other service providers may now affiliate. In addition to broadening the powers of banks, the Act created a new form of entity, called a financial holding company, which may engage in any activity that is financial in nature or incidental or complimentary to financial activities. Centra Financial intends to become a financial holding company.

         The Federal Reserve Board provides the principal regulatory supervision of financial services permitted under the Act. However, the Securities and Exchange Commission and state insurance and securities regulators also assume substantial supervisory powers and responsibilities.

         The Act addresses a variety of other matters, including customer privacy issues. The obtaining of certain types of information by false or fraudulent pretenses is a crime. Banks and other financial institutions must notify their customers about their policies on sharing information with certain third parties. In some instances, customers may refuse to permit their information to be shared. The Act also requires disclosures of certain automatic teller machine fees and contains certain amendments to the federal Community Reinvestment Act. The Act becomes effective 120 days after its passage.


                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

         Centra Financial was incorporated on October 25, 1999, under the general corporation laws of West Virginia as a wholly owned subsidiary of Centra Bank to serve as a bank holding company in the reorganization and, therefore, the holding company has no prior operating history. Its principal office is located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 599-8121.

         The holding company is authorized to issue 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. Certain bank employees currently own 5,000 shares of the holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by those employees will be redeemed and canceled.


                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, management is not aware of any business to come before the special meeting other than the matters that are described in this proxy statement/ prospectus. However, if any other matters properly come before the special meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.


                                  LEGAL MATTERS

         Jackson & Kelly PLLC, Charleston, West Virginia, will pass upon the validity of the holding company stock to be issued in the reorganization and certain federal tax matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         Centra Financial has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of its stock it will issue under the agreement and plan of merger. This proxy statement/prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto.

         You may obtain copies (at prescribed rates) of this additional information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices in New York (7 World Trade Center, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661).

         The Commission maintains a World Wide web site on the Internet at http.//www.sec.gov that contains the Registration Statement in its entirety.

                                   APPENDIX I


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER



                  THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made and entered into as of the 26th day of October, 1999, by and between CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation ("Centra"), and CENTRA BANK, INC., a West Virginia banking corporation ("Bank"), to be joined in by CFH INTERIM BANK, INC., a West Virginia banking corporation.

                              W I T N E S S E T H:

                                    RECITALS

                  WHEREAS, the parties hereto have agreed that subject to the necessary approval by the shareholders of the Bank, and subject to obtaining all necessary approvals as hereinafter provided, Centra shall acquire all of the outstanding stock of the Bank pursuant to a plan of reorganization which satisfies the requirements of Internal Revenue Code section 368(a)(1)(A) and section 368(a)(2)(E); and
                  WHEREAS, it has been determined that the "Interim Bank Method" will be used to implement such plan of reorganization; and
                  WHEREAS, in furtherance thereof, Centra has been formed as a West Virginia corporation; and

                  WHEREAS, Centra will cause a new state banking corporation to be chartered under the laws of West Virginia under the name CFH Interim Bank, Inc. ("Interim Bank"); and
                  WHEREAS, the Interim Bank will merge with and into the Bank pursuant to this Agreement; and
                  WHEREAS, the Board of Directors of the Bank, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and
                  WHEREAS, the Board of Directors of Centra, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts.

                                    AGREEMENT

                  Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

                                    SECTION 1

                                   THE MERGER

                  1.1 The Merger. On the Effective Date (as defined in Section 7.3), Interim Bank shall merge with and into the Bank (the "Merger"), under the charter of the Bank. The Bank shall be the surviving bank (hereinafter sometimes called the "Surviving Bank").
                  1.2 Effects of Merger. On the Effective Date, the corporate organization and separate existence of Interim Bank shall cease and the Bank as the Surviving Bank shall succeed to all the rights, assets, liabilities and obligations of Interim Bank in accordance with the West Virginia Corporation Act. The Bank as the Surviving Bank shall continue to be governed by the laws of the State of West Virginia.

                                    SECTION 2

                       ARTICLES OF INCORPORATION; BYLAWS;
                         BOARD OF DIRECTORS AND OFFICERS


                  2.1 Articles of Incorporation. From and after the Effective Date, the Articles of Incorporation of the Bank, as the same may be amended from time to time as provided by law, shall be the Articles of Incorporation of the Surviving Bank.
                  2.2 Bylaws. The Bylaws of the Bank as in effect on the Effective Date shall continue as the Bylaws of the Surviving Bank until the same shall thereafter be altered, amended or repealed in accordance with the law, its Articles of Incorporation, or said Bylaws.
                  2.3 Directors and Officers. The directors and officers of the Bank on the Effective Date shall continue as the directors and officers of the Surviving Bank and shall hold office as prescribed in the Bylaws of the Surviving Bank and applicable law until their successors shall have been elected and shall qualify.

                                    SECTION 3

                              CONVERSION OF SHARES

                  3.1 Conversion of Shares. On the Effective Date:
                      (a) Each share of common stock of the Bank ("Bank Common Stock") then issued and outstanding, excluding any shares as to which dissenter's rights are exercised pursuant to the requirements of W. Va. Code sections 31-1-122 and 123, which shares shall be canceled, shall automatically be converted into and be exchanged for one (1) share of common stock of Centra.
                       (b) From and after the Effective Date, the holders of the certificates representing Bank Common Stock shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with W. Va. Code sections 31-1-122 and 123), and their sole right shall be to receive common stock of Centra, as herein provided.
                  3.2 Closing of Stock Transfer Books. On the Effective Date, the stock transfer books of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.
                  3.3 Exchange of Certificates. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of the Bank Common Stock shall be surrendered to Centra or any agent designated by it and, upon such surrender, Centra shall issue and deliver in substitution therefor, certificates representing the number of shares of common stock of Centra into which such surrendered shares have been converted as hereinabove provided. Certificates representing shares of Bank Common Stock or the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of Centra into which said shares of Bank shall have been converted as hereinbefore set forth; provided, however, that management of Centra may elect not to distribute to the holder of an unsurrendered certificate for Bank Common Stock or right to receive such certificate of dividends declared with respect to common stock of Centra until such owner shall surrender such certificate or right to receive such certificate, at which time the holder thereof shall be paid the amount of any dividends previously declared with respect to the common stock without interest.

                                    SECTION 4

                         REPRESENTATIONS, WARRANTIES AND
                              COVENANTS OF THE BANK

                  The Bank represents and warrants to and covenants with Centra and Interim Bank that:
                  4.1 Corporate Organization and Qualification of The Bank. The Bank is duly organized, validly existing and in good standing as a state banking corporation under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.
                  4.2 Authorization of Agreement. The Board of Directors of the Bank has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of the Bank as provided in W. Va. Code sections 31-1-117, the Bank has the corporate power and is duly authorized to merge with Interim Bank pursuant to this Agreement.
                  4.3 Capitalization. The authorized capital stock of the Bank consists of 1,900,000 shares of common stock, par value of $1.00 per share, of which 1,200,000 shares are issued and outstanding and are fully paid and nonassessable.
                  4.4 Proxy Statement. The information pertaining to the Bank which has been or will be furnished by or on behalf of the Bank or its management for inclusion in the proxy statement referred to in Section 9 or any amendment or supplement thereto mailed to the holders of the common stock of the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
                  4.5 Additional Covenants. The Bank covenants and agrees:
                      (a) That it will promptly advise Centra in writing of the name and address of, and number of shares of the Bank held by, each shareholder who elects to exercise his right to dissent to the Merger pursuant to W. Va. Code sections 31-1-122 and 123; and
                      (b) Subsequent to the date of this Agreement and prior to the Effective Date that it will operate its business only in the normal course and in a normal manner consistent with past practice.

                                    SECTION 5

                         REPRESENTATIONS, WARRANTIES AND
                               COVENANTS OF CENTRA

                  Centra represents and warrants to and covenants with the Bank that:
                  5.1 Corporate Organization of Centra. Centra is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.
                  5.2 Corporate Power and Action. Centra has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery, this Agreement is a valid and binding agreement of Centra in accordance with its terms. No action of Centra shareholders is or will be required to approve this Agreement or the Merger.

                  5.3 Application for Interim Bank. Promptly following the execution of this Agreement, Centra shall cause to be filed with the West Virginia Board of Banking and Financial Institutions (the "Banking Board") an application to organize and incorporate Interim Bank as a West Virginia banking corporation, in accordance with the provisions of W. Va. Code ss. 31A-4-5, with all its capital stock owned by Centra. Upon the approval of such application and the issuance of a certificate of incorporation for Interim Bank by the Secretary of State of West Virginia, Centra shall promptly cause Interim Bank to execute and enter into a supplementary agreement in substantially the form attached as Exhibit A to this Agreement and cause Interim Bank to take such action as it provided in this Agreement on Interim Bank's part to be taken.
                  5.4 Approval of Merger of Interim Bank. Prior to the Effective Date, Centra shall cause this Agreement to be submitted to the shareholder of Interim Bank for approval, ratification and confirmation in accordance with the applicable law of the State of West Virginia and the certificate of incorporation and bylaws of Interim Bank. Centra shall vote all of the stock of Interim Bank in favor of the approval, ratification and confirmation of this Agreement and the Merger.
                  5.5 Regulatory Approvals. Prior to the Effective Date, Centra separately and jointly with the Bank, shall use and cause Interim Bank to use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Banking Board for the organization of the Interim Bank, for the Merger and for Centra's acquisition of the shares of the Bank; (ii) the prior approval of the Federal Deposit Insurance Corporation ("FDIC") for the organization of Interim Bank and the Merger; (iii) the prior approval of the Board of Governors of the Federal Reserve

System ("FRB") under the Bank Holding Company Act of 1956, as amended, for the formation of Centra as a one-bank holding company owning 100% of the voting shares of the Bank, and (iv) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by Centra and the Bank to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.
                  5.6 Capitalization. The authorized capital stock of Centra consists of 50,000,000 shares of common stock, par value of $1.00 per share, and 1,000,000 shares of preferred stock, par value of $1.00 per share, of which 2,500 shares of common stock are issued and outstanding and are fully paid and nonassessable.
                  5.7 Registration. To the extent required by law, Centra will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction. The information pertaining to Centra and Interim Bank which will appear in any required Registration Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                    SECTION 6

                                  NON-SURVIVAL

                  The representations and warranties included or provided herein shall not survive the Effective Date.

                                    SECTION 7

              CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

                  7.1 Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:

                    (a) The shareholders of the Bank and Interim Bank shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 9 hereof;

                    (b) The Banking Board shall have granted its final approval of the incorporation of Interim Bank as a West Virginia banking corporation, the Merger, and the acquisition of the Bank by Centra pursuant to this Agreement;

                    (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for Interim Bank;

                    (d) The FDIC shall have approved the formation of Interim Bank and the Merger;

                    (e) The FRB shall have approved the application of Centra to acquire the Bank pursuant to this Agreement;

                    (f) Any required Registration Statement shall have become effective under the Securities Act of 1933. No stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission. All state securities and "blue sky" permits or approvals required (in the opinion of Centra) to carry out the transactions contemplated by this Agreement shall have been received.

                    (g) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

                    (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

                    (i) The approvals referred to in subparagraphs (b) and (d) of this section 7.1 shall not have required the divestiture or cessation of any significant part of the present operations conducted by Centra, the Bank, or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition which Centra or the Bank reasonably deems to be materially disadvantageous or burdensome;

                    (j) Centra shall have received an opinion of its counsel, Jackson & Kelly PLLC, that if the Merger is consummated in accordance with the terms of this Agreement (i) the Merger will constitute a reorganization in the meaning of sections 368(a)(1)(A) and sections 368(a)(2)(E) of the Internal Revenue Code of 1954, as amended, (ii) the Bank, Centra and Interim Bank will each be a party to the reorganization within the meaning of 368(b) of the Code;
(iii) no gain or loss will be recognized to the Bank as a consequence of the Merger; (iv) no gain or loss will be recognized by any Bank shareholder as a result of the Merger except in respect of cash received in conjunction with the perfection of dissenter's rights; (v) the basis of Centra common stock received by Bank shareholders will be the same as the basis of their shares of Bank Common Stock exchanged; and (vi) the holding period for any Bank shareholder of the Centra common stock received in the Merger will include the period for which the shares of the Bank Common Stock was held, provided that the Bank

Common Stock was a capital asset in the hands of such Bank shareholder on the Effective Date; and

                    (k) Unless waived by Centra, the holders of not more than 5% of the outstanding shares of the Bank Common Stock shall have elected to exercise their statutory right to dissent from the transactions contemplated hereby at the special meeting of Bank shareholders referred to in Section 9 hereof.

                  7.2 Closing Date. The closing shall be held at the Bank's offices in Morgantown, West Virginia, at such time and place as the Bank and Centra shall agree. The time and date of closing are herein called the "Closing Date". The Closing Date shall not be earlier than the 15th day following the date (the "Approval Date") on which the approvals referred to in Section 5.5 shall have been received, and shall not be later that the last day of the sixth calendar month next succeeding the Approval Date. Centra shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of West Virginia on the Closing Date.

                  7.3 Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the certificate of merger approving the Merger is issued by the Secretary of State of West Virginia.

                                    SECTION 8

                            TERMINATION OF AGREEMENT

                  8.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of the Bank:

                    (a) By mutual consent of the Bank and Centra;

                    (b) By Centra if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Bank set forth herein, or by the Bank if there has been a material misrepresentation or breach of warrant in the representations and warranties of Centra or Interim Bank set forth herein; or

                    (c) By either the Bank or Centra if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

                  8.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 8.1, all further obligations of Centra and the Bank under this Agreement shall terminate without further liability of Centra to the Bank or of the Bank to Centra.

                                    SECTION 9

                             MEETING OF SHAREHOLDERS
                                   OF THE BANK

                  The Bank shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of the Bank, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a proxy statement, which as to information pertaining the Bank which has been furnished by or on behalf of the Bank or its management, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and which otherwise complies with all applicable laws, rules and regulations. Information pertaining to Centra or Interim Bank which has been or will be furnished to the Bank by or on behalf of Centra or its management for inclusion in such proxy statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 10

                              REDEMPTION OF SHARES

                  Subsequent to the Effective Date, Centra will repurchase from each of the initial directors of Centra those shares of the common stock of Centra purchased by them, which shares represent the initial capitalization of Centra, in an amount equal to the price paid per share plus an amount equal to the interest, if any, paid by said directors on funds borrowed to purchase such shares.

                                   SECTION 11

                     GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                         COUNTERPARTS; ENTIRE AGREEMENT

                  This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Centra and the Bank when one or more counterparts shall have been signed and delivered by Centra and the Bank, and shall become effective and binding as to Interim Bank when Interim Bank receives its Certificate of Incorporation and its officers execute the Supplemental Agreement; and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Bank and Centra relating to the subject matter hereof.

                                   SECTION 12

                               EFFECT OF CAPTIONS

                  The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 13

                                   AMENDMENTS

                  This Agreement may be amended by the written agreement of Centra and the Bank and without the approval of the shareholders of the Bank before or after the meeting of Bank shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after any such shareholder approval, no amendment shall be made to and of this Agreement, which substantially and adversely changes the terms of the particular Agreement as to the Bank, Centra, or both, without obtaining the further approval of the shareholders of the Bank. If this Agreement is amended after the meeting of shareholders of the Bank provided for in Section 9 of this Agreement, the number of shares of Centra common stock into which each share of common stock of the Bank shall be converted in the Merger shall not be amended after such meeting of Bank shareholders.

                                   SECTION 14

                                    EXPENSES

                  Each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

                                   SECTION 15

                AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

                  The Bank, Centra and Interim Bank each agree to execute and deliver such other documents, certificates and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                  IN WITNESS WHEREOF, Centra and the Bank have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first above written.

Seal:                                           CENTRA FINANCIAL HOLDINGS, INC.

                                                By /s/ Douglas J. Leech, Jr.
                                                   ----------------------------
                                                  Its  President
                                                       ------------------------
Attest:

By /s/ Timothy P. Saab
   -------------------------
          Secretary

Seal:                                            CENTRA BANK, INC.

                                                By /s/ Douglas J. Leech, Jr.
                                                   ----------------------------
                                                  Its  President
                                                       ------------------------

Attest:


By /s/ Timothy P. Saab
   -------------------------
    Secretary/Cashier

                                    EXHIBIT A

                             SUPPLEMENTARY AGREEMENT

                  THIS SUPPLEMENTARY AGREEMENT, made and entered into as of this 16th day of December, 1999, by and among CFH INTERIM BANK, INC., a West Virginia banking corporation, ("Interim Bank"), CENTRA BANK, INC., a West Virginia banking corporation, (the "Bank"), and CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation, ("Centra").

                                 R E C I T A L S

                  WHEREAS, the Bank and Centra have entered into an Agreement and Plan of Merger dated as of October 26, 1999, (the "Agreement"), a copy of which is attached hereto and by this reference incorporated herein and made a part hereof; and
                  WHEREAS, it is provided in Section 5.3 of the Agreement that upon issuance of the Certificate of Incorporation for Interim Bank by the Secretary of State of the State of West Virginia, Centra shall cause Interim Bank to execute and enter into a Supplementary Agreement so as to cause Interim Bank to be bound by the applicable terms and provisions of the Agreement; and
                  WHEREAS, the Certificate of Incorporation for Interim Bank was issued in December 1999, and Interim Bank and Centra are entering into this Supplementary Agreement pursuant to Section 5.3 of the Agreement.

                  NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in consideration of the premises and the mutual agreements of the parties, it is hereby agreed as follows:
                  (1) Interim Bank hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it, to the same extent as if Interim Bank were an original party thereto.
                  (2) Interim Bank agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all action on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date and that it shall cooperate fully with Centra and the Bank to that end.
                  (3) Interim Bank represents and warrants to the Bank and Centra as follows:
                       (a) Interim Bank is a state banking corporation duly
                           organized, validly existing and in good standing of the laws of the State of West Virginia; and

                       (b) Interim Bank has the corporate power to execute and
                           deliver this Supplementary Agreement and has taken all action as required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, said Merger and the consummation of the transaction as contemplated by the Agreement, and this Supplementary Agreement is a valid and binding agreement of Interim Bank.

                  IN WITNESS WHEREOF, the parties have caused this Supplementary Agreement to be executed by their officers thereunto duly authorized as of the date and year first above written.

                                                CFH INTERIM BANK, INC.


                                                By /s/ Douglas J. Leech
                                                   -----------------------------
                                                   Its President
                                                       -------------------------
                                                CENTRA BANK, INC.

                                                By /s/ Douglas J. Leech
                                                   -----------------------------
                                                   Its President
                                                       -------------------------

                                                CENTRA FINANCIAL HOLDINGS, INC.

                                                By /s/ Douglas J. Leech
                                                   -----------------------------
                                                   Its President
                                                       -------------------------

                                   APPENDIX II


                          WEST VIRGINIA CORPORATION ACT

                                SECTION 31-1-122.

                        RIGHT OF SHAREHOLDERS TO DISSENT.

Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

         (a) Any plan of merger or consolidation to which the corporation is a party; or

         (b) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

         A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.


                                SECTION 31-1-123.

                  RIGHTS OF DISSENTING SHAREHOLDERS; PROCEDURE
               FOR PURCHASING OF DISSENTING SHAREHOLDERS' SHARES;
                  CIVIL ACTION FOR DETERMINING VALUE OF SHARES;
                  PROCEDURE FOR TRANSFERRING OF SUCH SHARES TO
                        CORPORATION AND PAYMENT THEREFOR.

         (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two [Sec. 31-1-122] of this article, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporation action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporation action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

         (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation, is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

         (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

         (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

         (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporation action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4(e)(2) of the West Virginia Rules of Civil Procedure. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

         The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any party to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

         (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to the provisions of Article V.1 of Centra Financial Holdings, Inc.'s articles of incorporation below.

                  V.1.     INDEMNIFICATION:

                           A. Indemnification. Each person who was or is a party
                  or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation,

                                    PART II-1
                  attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

                           B. Right of Claimant to Bring Suit. If a claim under
                  this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

                           Neither the failure of the corporation (including its
                  Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                           C. Contractual Rights: Applicability. The right to be
                  indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring

                                    PART II-2
                  suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

                           D. Requested Service. Any director or officer of the
                  corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

                           E. Non-Exclusivity of Rights. The rights conferred on
                   any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

                           F. Insurance. The corporation may purchase and
                   maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

          Centra Financial is a West Virginia corporation subject to the applicable indemnification provisions of the General Corporation Law of West Virginia.

          The foregoing indemnity provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Centra Financial pursuant to the foregoing provisions, or otherwise, Centra Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Centra Financial of expenses incurred or paid by a director, officer or controlling person of Centra Financial in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Centra Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final

                                    PART II-3
adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a)      Exhibits.

                   EXHIBIT NO.                      EXHIBIT
                   -----------                      -------

                   2.1 Agreement and Plan of Merger, dated as of October 26, 1999, by and among Centra Bank, Inc., CFH Interim Bank, Inc., and Centra Financial Holdings, Inc. (included as Appendix I to the Proxy Statement/ Prospectus)

                   3.1              Articles of Incorporation.

                   3.2              Bylaws.

                   5 Opinion of Jackson & Kelly PLLC, as to the validity of the securities registered hereunder, including the consent of that firm.

                   8 Form of Opinion of Jackson & Kelly PLLC as to certain United States tax matters, including the consent of that firm.

                   10.1             Shareholder Protection Rights Agreement.

                   10.2 Centra Financial Holdings, Inc. Incentive Stock Option Plan.

                   23.1 Consent of Jackson & Kelly PLLC (included as part of Exhibit 5 and Exhibit 8).

                   24               Power of Attorney.

                   99.1             Form of Proxy Card.

          (b)      Not required.

          (c)      Not required.




                                    PART II-4

ITEM 22.  UNDERTAKINGS.

          (a)      Centra Financial hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Centra Financial hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Central Financial undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to

                                    PART II-5
                   the information called for by the other items of the applicable form.

          (c) Centra Financial undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or
                   (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) The undertaking concerning indemnification is included as part of the response to Item 20.

          (e) Centra Financial hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) Centra Financial hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



                                    PART II-6

                                   SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CENTRA FINANCIAL HOLDINGS, INC., HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MORGANTOWN, WEST VIRGINIA, ON THE 16TH DAY OF DECEMBER, 1999.

                                 CENTRA FINANCIAL HOLDINGS, INC.



                                 By       /s/ Douglas J. Leech, Jr.
                                          --------------------------------
                                          Douglas J. Leech, Jr.
                                          President and Chief Executive Officer


          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                   SIGNATURE                        TITLE                                  DATE

/s/ Douglas J. Leech, Jr.               Director, President, and                     December 16, 1999
-----------------------------------     Chief Executive Officer
Douglas J. Leech, Jr.                   (Principal Executive Officer)

/s/ Kevin D. Lemley                     Vice President, Chief                        December 16, 1999
-----------------------------------     Financial Officer, and
Kevin D. Lemley                         Treasurer (Principal
                                        Financial Officer and
                                        Principal Accounting Officer)

/s/ Arthur Gabriel                      Director                                     December 16, 1999
-----------------------------------
Arthur Gabriel


/s/ Parry G. Petroplus                  Director                                     December 16, 1999
-----------------------------------
Parry G. Petroplus


/s/ Milan Puskar                        Director                                     December 16, 1999
-----------------------------------
Milan Puskar


/s/ Bernard G. Westfall                 Director                                     December 16, 1999
-----------------------------------
Bernard G. Westfall

                                    PART II-7

                                  EXHIBIT INDEX


2.1 Agreement and Plan of Merger, dated as of October 26, 1999, by and among Centra Bank, Inc., CFH Interim Bank, Inc., and Centra Financial Holdings, Inc. (included as Appendix I to the Proxy Statement/Prospectus)

3.1               Articles of Incorporation.

3.2               Bylaws.

5 Opinion of Jackson & Kelly PLLC, as to the validity of the securities registered hereunder, including the consent of that firm.

8 Form of Opinion of Jackson & Kelly PLLC as to certain United States tax matters, including the consent of that firm.

10.1              Shareholder Protection Rights Agreement.

10.2              Centra Financial Holdings, Inc. Incentive Stock Option Plan.

23.1 Consent of Jackson & Kelly PLLC (included as part of Exhibit 5 and Exhibit 8).

24                Power of Attorney.

99.1              Form of Proxy Card.